EX-99.j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated October 18, 2011, relating to the financial statements and financial highlights which appear in the August 31, 2011 Annual Report to Shareholders of Delaware Tax-Free Colorado Fund (constituting Voyageur Mutual Funds II), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers
PricewaterhouseCoopers
Philadelphia, Pennsylvania
December 27, 2011